Exhibit 99.1

Airborne Wireless Network Arranges for Cessna Aircraft for Second Flight Test

SIMI VALLEY, Calif., March 12, 2018 /PRNewswire/ -- Airborne Wireless Network (OTC QB: ABWN) is pleased to announce that on March 6, 2018 it entered into an Agreement with Torrance, California based South Bay Aviation, for two airplanes for the upcoming second flight test of the Infinitus Super Highway network.

The company seeks to expand on its initial RF proof of concept test, which was completed in May of 2017 utilizing two Boeing 767-300ER aircraft and a mobile mast emulating a ground station. ABWN intends to conduct a series of two-plane tests utilizing two modified light aircraft with Infinitus Super Highway Technology, incorporating RF controlled Free Space Optics underlying its patent application filed July 25th 2017.

The primary intent of this testing is to utilize the inherent unstable platform of light general aviation aircraft to establish and maintain a robust self-healing Optical/RF link between two airborne aircraft.

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital information superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage and connectivity. The Company does not intend to provide retail customer coverage to end users but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground-based fiber and satellites. The Company believes that the Company's airborne digital highway may be a solution to fill the world's connectivity void. The Company's network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. . Forward-looking statements can be identified by terms such as “may,” “ will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “could,” “would,” “target,” “project,” “believe,” “anticipate,” “potential,” “continue” or the negative of these terms. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in or implied by the forward- looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact:

info@airbornewirelessnetwork.com

805-583-4302

SOURCE: Airborne Wireless Network